Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement (“Agreement”), is made as of the 12th day of April, 2004, by and between OCM Food Service, LLC, a Michigan limited liability company (the “Company”) and Roger Zingle, the Company’s President and Chief Operating Officer (the “Executive”).

        IN CONSIDERATION of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

    1.        Employment. Subject to the terms and conditions set forth herein, the Company hereby agrees to employ the Executive as its President and Chief Operating Officer, or in such other executive capacities as the Company or Meritage Hospitality Group Inc. (“Meritage”) may from time to time determine, and the Executive hereby accepts such employment, upon the terms and conditions herein set forth.

    2.        Term. The term of this Agreement shall be for five (5) years, which shall commence on January 12, 2004, and shall terminate on January 12, 2009, unless sooner terminated in accordance with the provisions hereof. Thereafter, on each anniversary date (i.e., January 12), this Agreement shall automatically renew for a one-year period unless either party shall give ninety (90) days prior written notice not to automatically extend the term for an additional year. In all instances, the termination and severance provisions of Paragraph 8 shall continue to control.

    3.        Duties and Responsibilities. The Executive agrees that during the term of his employment hereunder, he shall use his best efforts, skills and abilities to promote the Company’s business and interests, and to perform his duties consistent with the Executive’s position. The Executive also agrees to abide by any and all of the Company’s rules and regulations applicable to the Executive, or which the Company may from time to time adopt or approve.

    4.        Compensation. The Company shall pay the Executive, in full payment for all services rendered hereunder, an annual salary of One Hundred Seventy Two Thousand Dollars ($172,000.00), subject to increase (but not decrease) at the discretion of Meritage Board of Directors’ Compensation Committee (the “Compensation Committee”), and payable in accordance with the customary payroll practices of the Company. If the Executive’s salary is increased by the Compensation Committee, such increased salary shall become the minimum amount of compensation payable to the Executive under this Agreement, and will not be reduced thereafter. Executive shall also receive an annual automobile allowance of Ten Thousand Dollars ($10,000.00), which payment shall be prorated monthly.

    5.        Annual Bonus. In addition to the compensation set forth in Paragraph 4 above, the Executive shall also be eligible to receive an annual bonus in an amount up to 20% of the Executive’s annual salary, which bonus shall be determined by the same general means employed by the Compensation Committee regarding other executives of Meritage. Generally, the Executive’s annual bonus shall be based on achieving developmental and performance goals as set forth in writing by the Company.

    6.        Stock Option Grant. In addition to the compensation set forth in Paragraph 4 above, the Executive shall be entitled to a one-time grant, as authorized by the Compensation Committee, of One Hundred Thousand (100,000) options of Meritage common stock, which options shall be granted and governed in all instances in accordance with Meritage’s 2002 Management Equity Incentive Plan. The option grant shall be valid for ten years and shall vest equally over five years. The exercise price shall be set at the closing price of Meritage’s common stock, as listed on the American Stock Exchange, on the Executive’s first day of employment. Any additional grant of options or other incentive awards under the Meritage 2002 Management Equity Incentive Plan or similar plans, shall be solely at the discretion of the Compensation Committee.

    7.        Additional Employment Benefits. The Executive shall be entitled to participate in all benefits made available by the Company to its full-time employees during the period covered by this Agreement, including, without limitation, any health, dental and accident insurance, disability insurance and all other fringe benefits which may be provided by the Company from time to time for any of its executives during the term of employment pursuant to this Agreement.

    8.        Termination & Severance Payment.

             (a)    Termination without Severance Payment. The Executive’s rights under this Agreement shall continue until expiration of the term under Paragraph 2 hereof, unless prior thereto: (i) the Executive resigns or terminates his employment with the Company; (ii) the Executive is terminated for cause as defined in Paragraph 10 below; or (iii) the Executive dies or becomes disabled as defined in Paragraph 11 below. In such case, Executive shall have no right to a severance payment or any other amounts under this Agreement.

             (b)    Termination with Severance Payment. If the Executive is terminated for any reason not outlined in Paragraph 8(a), then the Executive shall receive, as his sole and complete severance package and remedy, the payment of Executive’s then current base salary for a period of six months (the “Payment Period”) after termination. Such severance payments shall be paid at the regular intervals that the Executive was historically paid while actually performing services. The car allowance and any insurance coverage provided by Company shall be continued during the Payment Period. Effective on each of the first three anniversary dates of the commencement of term under Paragraph 2 (assuming employment continues for that period), the Payment Period shall be extended for an additional two months, such that for all years following the third anniversary, the Payment Period will be for a period totaling twelve months (but never more).

    9.        Early Termination. Notwithstanding anything to the contrary herein, the Company shall have the right at any time, at its sole option, to terminate the Executive’s employment hereunder without cause upon thirty (30) days’ prior written notice; provided, however, if the Company delivers notice that the Executive’s employment is terminated pursuant to this Paragraph, then the Company shall pay the Executive, and the Executive shall accept in full satisfaction of the Company’s obligations under this Agreement (a full and complete release to be provided by Executive), the severance payment defined in Paragraph 8(b). In the event of a dissolution or liquidation of the Company, this Agreement shall be deemed terminated as of the date of such dissolution or liquidation, and the Company shall pay to the Executive the severance payment defined under Paragraph 8(b).

    10.        Termination for Cause. Notwithstanding anything to the contrary herein, the Company or Meritage shall have the right to terminate the Executive’s employment hereunder for cause. For the purpose of this Agreement, the term “cause” means (and shall be limited to): (i) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties hereunder; (ii) Executive’s commission of any act of fraud, theft or embezzlement against the Company or any of its affiliates, or any conviction of, or admission to: (a) a felony or (b) an offense involving dishonesty, moral turpitude, or the illegal use of drugs; (iii) violation of any written confidentiality or non-competition agreement with Meritage or its affiliates (including O’Charley’s Inc.); (iv) trading in Meritage common shares for personal gain based on knowledge of non-public material information; or (v) Executive’s repeated failure to perform such duties as are reasonably requested by the CEO or President of Meritage. Upon termination of the Executive’s employment for cause, the Executive shall not be entitled to the severance payment defined under Paragraph 8(b). In addition, the Executive shall be completely relieved of all positions with the Company, its subsidiaries and affiliates, and except as required by law, shall not be entitled to receive any further compensation.

    11.        Disability & Death.

             (a)    If, during the term of this Agreement, the Executive contracts an illness or other disability (as defined in the Company’s existing disability benefit plans) which prevents performance by the Executive of his duties for a consecutive period of six (6) months or more, then the Company may, at its option, at any time thereafter, terminate this Agreement by serving thirty (30) days written notice thereof on the Executive and this Agreement shall terminate and come to an end upon the date set forth in said notice as if such date were the termination date of this Agreement. If prior to the date specified in such notice, the Executive’s illness or incapacity shall have been eliminated or corrected and the Executive is physically and mentally able to perform his duties hereunder and shall have taken up and is performing such duties on a full time basis, the Executive shall be entitled to resume employment hereunder as though such notice had not been given.

             (b)    During any period of disability and prior to the termination of this Agreement under this Paragraph, the Executive shall continue to be paid in full by the Company in accordance with the provisions of Paragraph 4, except that the Company shall deduct from the Executive’s compensation as herein provided an amount equal to any disability insurance payments received by the Executive for such period pursuant to disability insurance policies maintained for the benefit of the Executive.

             (c)    If the Executive’s employment is terminated due to death, this Agreement shall terminate as of the date of death, as if such date were the termination date of this Agreement. The Executive’s estate shall receive all vested benefits which the Executive is entitled to receive under any plan, policy or program of the Company at or subsequent to the date of such death, in accordance with such plan, policy or program.

    12.        Confidentiality and Non-Competition.

             (a)    Except as otherwise required by law, rule or regulation, court order or valid subpoena, the Executive will not at any time during the term of this Agreement or thereafter, except as authorized by the Company, knowingly divulge, furnish or make accessible to any person, firm, corporation or other entity, any such confidential and sensitive information and any other information not otherwise publicly available which he possesses or which he may obtain during the course of his employment with respect to the business, customers and affairs of the Company or any subsidiary or affiliate of the Company, or trade secrets, developments, know-how methods or other information and data pertaining to practices, equipment, developments or any confidential or secret aspect of the business of the Company or any subsidiary or affiliate of the Company, and all such matters and information shall be kept strictly and absolutely confidential. The Executive, upon termination of his employment, regardless of the time, manner or cause of termination, will surrender and deliver to the Company all lists, books, records and data of every kind relating to or in connection with the business of the Company or any subsidiary or affiliate of the Company, and all property belonging to the Company and any subsidiary or affiliate of the Company.

             (b)    The Executive will receive valuable training, trade secrets and confidential information about operational, sales, promotional and marketing methods. During the term of this Agreement and, in the event that the Executive’s employment with the Company is terminated for any reason other than by dissolution or liquidation, for a period of 12 months after such termination, the Executive shall not, directly or indirectly, (i) divert or attempt to divert business or customers of the Company, (ii) employ or seek to employ a person who is, or was in the prior six months, employed by the Company, except for persons that are terminated by the Company for reasons not constituting “for cause” termination, or (iii) own, maintain, operate, engage in, advise or assist any business that is of a character and concept similar to the Company’s business including, without limitation, a full service casual dining restaurant which serves alcoholic beverages and which is located within a 15-mile radius of any of the Company’s O’Charley’s restaurants. The 12 month period described above shall be reduced, if applicable, to coincide with the Payment Period described in Paragraph 8(b) provided that the Executive otherwise qualifies for termination with severance pay as outlined in Paragraph 8(b). The Executive acknowledges that the geographic area covered hereby, and the period and nature of the agreed restrictions, are reasonable and necessary for the protection of the business of the Company. All provisions of this Paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, (i) the remainder of the Agreement shall continue to be in full force and effect, and (ii) the unenforceable provision may be modified by a Court such that the Agreement permits the maximum permitted protection that such provision was otherwise intended to afford.

    13.        Irreparable Injury. The Executive acknowledges that his compliance with the duties and obligations under Paragraph 12 is necessary to protect the goodwill and other proprietary interests of the Company and the purposes of this Agreement. The Executive acknowledges that a breach of his duties and obligations under Paragraph 12 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and agrees that in the event of any breach of any of the aforesaid duties and obligations, the Company and its successors and assigns shall be entitled to injunctive or other equitable relief and to such other and further legal or equitable relief as may be available.

    14.        Assignment & Successors in Interest. Because the obligations provided for herein require the personal performance of the Executive, the Executive’s rights, interests and obligations herein may not be assigned. Except as otherwise provided in the immediately preceding sentence, all rights, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates.

    15.        Notice. Any notice required or permitted hereunder shall be given in writing and delivered to the other party by registered or certified mail, by recognized air courier service such as Federal Express, or by personal delivery;

if to the Company at:

O’Charley’s of Michigan Attn: General Counsel 1971 East Beltline Ave., N.E., Suite 200 Grand Rapids, Michigan 49525

or if to the Executive at:

Roger Zingle 4801 Walnut Lake Road West Bloomfield, Michigan 48323;

or at such other address as either party may specify in a written notice from time to time.

    16.        Entire Agreement and Amendment. This Agreement embodies the entire agreement between the parties and supersedes all prior written or oral agreements relating to the matters contained herein. Any amendment to the Agreement shall be in writing and executed by the both parties hereto.

    17.        Choice of Law & Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. Venue shall reside with state and federal courts and tribunals located in Kent County, Michigan.

    18.        Severability. If any portion of this Agreement shall be held unenforceable for any reason, the same shall not affect the validity or enforceability of the remaining provisions contained herein.

    19.        Headings. The Paragraph headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OCM FOOD SERVICE, LLC /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer	EXECUTIVE /s/Roger Zingle —————————————— Roger Zingle